PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated June 23, 2005)	Registration No. 333-125671

COLUMBIA LABORATORIES, INC.

3,900,000 Shares of Common Stock

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The following information supplements information contained in the prospectus dated June 23, 2005, relating to the resale by selling stockholders of shares of our common stock, including shares of our common stock that are issuable upon conversion of our series E convertible preferred stock and exercise of outstanding warrants held by certain selling stockholders.  This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBRX”.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 10-K AND OUR QUARTERLY REPORTS ON FORM 10-Q THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is December 20, 2010.

SELLING STOCKHOLDERS

Effective as of December 15, 2010, Perry Partners International, Inc., a named selling stockholder in the prospectus, transferred 25,536 shares of series E convertible preferred stock to Perry Partners International Master, Inc. Each share of our series E convertible preferred stock may be converted by the holder into 50 shares of our common stock, subject to adjustment.

The table below amends the table of stockholders beginning on page 11 of the prospectus by deleting the line relating to Perry Partners International, Inc., and adding the line relating to Perry Partners International Master, Inc., in order to reflect this transaction.  We received this information from the selling stockholder.  In addition, the selling stockholder identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of its securities since the date on which it provided the information regarding its securities.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Maximum Number of Shares of Common Stock Being Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
	Number	Percent(2)		Number	Percent(2)
Perry Partners International Master, Inc.	4,392,462(3)	5.1%	1,276,800	3,115,662	3.7%

(1)	Assumes the maximum number of shares registered under the registration statement of which the prospectus, as supplemented by this prospectus supplement, forms a part, is sold.

(2)
The percentage of shares beneficially owned is based on 80,928,112 shares issued and outstanding as of December 15, 2010, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of December 15, 2010 through the exercise of any stock option or other rights.

(3)
Includes 1,276,800 shares of common stock that may be acquired upon conversion of the series E convertible preferred stock and 3,115,662 shares of common stock that may be acquired through the exercise or conversion of other securities within 60 days of December 15, 2010.